                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


1.      CVD/RMS Acquisition Corp., a Delaware corporation.


2.      Radiance Medical Systems GmbH, a German corporation.


3.      IDI Acquisition Corporation, a Delaware corporation.


4.      Radiatec, Inc., a Japanese corporation.